EXHIBIT 99.1

Winstar Closes Latest Round of Financing Transactions

NEW YORK--Dec. 7, 2000--WINSTAR COMMUNICATIONS, INC. (NASDAQ: WCII), a leading broadband services company, today announced the closing and funding of previously announced financing transactions, including a $270 million equity investment from the Compaq Computer Corporation, CSFB Private Equity, Microsoft Corporation and Welsh, Carson, Anderson & Stowe, VIII, L.P., as well as a $200 million increase in Winstar's senior secured credit facility.

These transactions are part of a series of previously announced financing transactions totaling $1.02 billion of new capital, which include several new vendor financing agreements.

                  About Winstar

Winstar is a leading broadband services company. The company is rapidly building one of the world's most widely available, end-to-end broadband networks. Winstar makes this network important and useful to businesses by providing a comprehensive set of high-quality, digital-age broadband services. These services include high-speed Internet and data, Web hosting and design, phone services, Web-based applications, e-commerce, professional services and Office.com(R), A Service From Winstar, the top- ranked online business service for small and medium-sized businesses.

For more information, visit www.winstar.com.

This release contains forward-looking information about management expectations, strategic objectives, business prospects, anticipated financial or operational performance, and other similar matters. These statements are based on current expectations, forecasts and assumptions that involve important risks and uncertainties. A variety of factors, many of which are beyond Winstar's control, could cause actual results and experience to differ materially from the expectations expressed in these statements. These factors include, but are not limited to, volatility in the financial and capital markets, actions and initiatives by current and potential competitors, events or circumstances impacting major customers or suppliers, the effect of current and future legislation or regulation, the ability of the company to design and construct its broadband network and to sell and provision services, and additional factors described in the reports filed by Winstar with the Securities and Exchange Commission (SEC), including Winstar's Annual Report on Form 10-K for the year ended December 31, 1999, which is available on the SEC's Web site, at www.sec.gov. Winstar undertakes no responsibility to update or revise any statements in this presentation, whether as a result of new information, future events or otherwise.

Winstar and Office.com are registered trademarks of Winstar Communications, Inc.

    CONTACT: Winstar Communications, Inc., New York
             Financial Community:
             Daniel Briggs, 212/792-9032
             dbriggs@winstar.com
             Press:
             Kevin Cavanaugh, 212/792-9671
             kcavanaugh@winstar.com